EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
QLogic Corporation:

     We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 33-75814, 333-13137, 333-66407 and 333-70112) and on Form S-3 (No. 333-25881) of QLogic Corporation of our report dated May 7, 2002, related to the consolidated balance sheets of QLogic Corporation and subsidiaries as of March 31, 2002 and April 1, 2001 and the related consolidated statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2002, and the related financial statement schedule, which report appears in the March 31, 2002, annual report on Form 10-K of QLogic Corporation.

/s/ KPMG LLP

Orange County, California
June 14, 2002